Exhibit (a)(5)(i)

Offer to Purchase for Cash

by

CHARTER FINANCIAL CORPORATION

of

Up to 1,000,000 Shares of its Common Stock

at a Purchase Price not greater than $52.00

nor less than $43.00 per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 20, 2006, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 21, 2006

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Charter Financial Corporation, a Federal corporation (“Charter Financial”), has appointed us to act as the Dealer Manager in connection with its offer to purchase up to 1,000,000 shares of its common stock, par value $0.01 per share, at a price, net to the seller in cash, without interest, not greater than $52.00 nor less than $43.00 per share, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 21, 2006, and in the related Letter of Transmittal which, as may be amended and supplemented from time to time, together constitute the tender offer.

All shares properly tendered before the “expiration date” (as defined in Section 6 of the Offer to Purchase) and not properly withdrawn will be purchased by Charter Financial at the purchase price, net to the seller in cash without interest, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions thereof. Shares not purchased because of proration will be returned at Charter Financial’s expense to the stockholders who tendered such shares promptly after the expiration date. Charter Financial reserves the right, in its sole discretion, to purchase more than 1,000,000 shares under the offer, subject to applicable law. See Section 6 and Section 9 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to 1,000,000 shares (or such greater number of shares as Charter Financial may elect to purchase pursuant to the tender offer in accordance with applicable law), Charter Financial will, on the terms and subject to the conditions of the tender offer, purchase at the purchase price, all shares so tendered.

On the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than 1,000,000 shares (or any such greater number of shares as Charter Financial may elect to purchase) are properly tendered, then Charter Financial will buy shares first, from all stockholders who own beneficially or of record, an aggregate of fewer than 100 shares who properly tender all their shares and do not withdraw them before the expiration date, and second, on a pro rata basis from all other stockholders who properly tender shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10 OF THE OFFER TO PURCHASE.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase, dated November 21, 2006;

2.	The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

3.

A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

4.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5.	A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 20, UNLESS THE TENDER OFFER IS EXTENDED.

Charter Financial will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person (other than fees to the Dealer Manager and Information Agent as described in Section 19 of the Offer to Purchase) for soliciting tenders of shares under the tender offer. Charter Financial will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of Charter Financial, the Dealer Manager and Information Agent or the Depositary for purposes of the tender offer. Charter Financial will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

For shares to be tendered properly under the tender offer the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer as set forth in Section 7 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined in the Offer to Purchase) in the case of book-entry transfer, or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described in the Offer to Purchase) of book-entry transfer facility (as defined in the Offer to Purchase), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the Depositary at its address set forth on the back cover page of the Offer to Purchase.

Neither Charter Financial or its board of directors nor the Dealer Manager and Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares. Stockholders must make their own decision as to whether to tender shares and, if so, how may shares to tender.

Any inquiries you may have with respect to the tender offer should be addressed to the Dealer Manager and Information Agent, Ryan Beck & Co., or to the Depositary, American Stock Transfer and Trust Company, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from American Stock Transfer and Trust Company by calling them at: (877) 248-6417 or (718) 921-8317.

Very truly yours,

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CHARTER FINANCIAL, THE DEALER MANAGER AND INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.